Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions, except per share amounts)

Railway operating revenues:
Coal	$709	$571	$2,034	$1,684
General merchandise	1,283	1,103	3,765	3,056
Intermodal	464	389	1,325	1,123
Total railway operating revenues	2,456	2,063	7,124	5,863

Railway operating expenses:
Compensation and benefits	680	598	2,049	1,788
Purchased services and rents	377	352	1,086	1,041
Fuel	259	192	771	504
Depreciation	204	210	612	624
Materials and other (note 1)	190	149	572	493
Total railway operating expenses	1,710	1,501	5,090	4,450

Income from railway operations	746	562	2,034	1,413

Other income - net	81	37	118	90
Interest expense on debt	113	118	347	348

Income before income taxes	714	481	1,805	1,155

Provision for income taxes:
Current	143	80	539	255
Deferred (note 2)	126	98	172	173
Total income taxes	269	178	711	428

Net income	$445	$303	$1,094	$727

Earnings per share (note 3):
Basic	$1.21	$0.82	$2.95	$1.97
Diluted	$1.19	$0.81	$2.91	$1.94

Weighted average shares outstanding (notes 3 & 4):
Basic	366.3	367.3	368.5	366.8
Diluted	371.6	372.5	373.8	371.7

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2010	2009
	($ in millions)

Assets
Current assets:
Cash and cash equivalents	$1,129	$996
Short-term investments	229	90
Accounts receivable - net	908	766
Materials and supplies	179	164
Deferred income taxes	153	142
Other current assets	35	88
Total current assets	2,633	2,246

Investments	2,307	2,164

Properties less accumulated depreciation	22,893	22,643

Other assets	229	316

Total assets	$28,062	$27,369

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,131	$974
Short-term debt	-	100
Income and other taxes	116	109
Other current liabilities	347	232
Current maturities of long-term debt	361	374
Total current liabilities	1,955	1,789

Long-term debt	6,574	6,679

Other liabilities	1,784	1,801

Deferred income taxes	6,960	6,747
Total liabilities	17,273	17,016

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 363,372,120 and 369,019,990 shares,
respectively, net of treasury shares	364	370
Additional paid-in capital	1,890	1,809
Accumulated other comprehensive loss	(804)	(853)
Retained income	9,339	9,027
Total stockholders' equity	10,789	10,353

Total liabilities and stockholders' equity	$28,062	$27,369

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
	($ in millions)

Cash flows from operating activities:
Net income	$1,094	$727
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	617	630
Deferred income taxes	172	173
Gains and losses on properties	(38)	(13)
Changes in assets and liabilities affecting operations:
Accounts receivable	(142)	(26)
Materials and supplies	(15)	22
Other current assets	50	111
Current liabilities other than debt	254	(184)
Other - net	136	(65)
Net cash provided by operating activities	2,128	1,375

Cash flows from investing activities:
Property additions	(907)	(919)
Property sales and other transactions	81	61
Investments, including short-term	(441)	(119)
Investment sales and other transactions	261	10
Net cash used in investing activities	(1,006)	(967)

Cash flows from financing activities:
Dividends	(384)	(374)
Common stock issued - net	59	32
Purchase and retirement of common stock (note 4)	(437)	-
Proceeds from borrowings - net	250	990
Debt repayments	(477)	(675)
Net cash used in financing activities	(989)	(27)

Net increase in cash and cash equivalents	133	381

Cash and cash equivalents:
At beginning of year	996	618

At end of period	$1,129	$999

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$296	$288
Income taxes (net of refunds)	$498	$234

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   MATERIALS AND OTHER

Second quarter 2009 includes a $21 million favorable adjustment related to settlement of a multi-year state tax dispute.

2.   DEFERRED TAXES

During the first quarter of 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law.  Provisions of these Acts eliminate, after 2012, the tax deduction available for reimbursed prescription drug expenses under the Medicare Part D retiree drug subsidy program.  As required by the Financial Accounting Standards Board Accounting Standards Codification (ASC) 740, "Income Taxes," NS recorded a $27 million charge to deferred tax expense.

3.   EARNINGS PER SHARE

As required under the provisions of ASC 260-10, "Earnings Per Share," for basic earnings per share, income available to common stockholders for the third quarters of 2010 and 2009 reflects a $2 million reduction and for the first nine months of 2010 and 2009 a $6 million reduction from net income for the effect of dividend equivalent payments made to holders of stock options.  In addition, for the third quarters and first nine months of 2010 and 2009, diluted earnings per share were calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects a $2 million and $6 million reduction, respectively, from net income for dividend equivalent payments.

4.   STOCK REPURCHASE PROGRAM

In July 2010, NS' Board of Directors amended NS' share repurchase program, increasing the authorized amount of share repurchases from 75 million to 125 million and lengthening the term of the program from December 31, 2010 to December 31, 2014.  During the first nine months of 2010, NS purchased and retired 7.8 million shares of common stock at a cost of $437 million.  Since inception of the share repurchase program, NS has repurchased and retired 72.5 million shares at a total cost of $3.7 billion.